Exhibit 99.3

Fresh Harvest Products and Subsidiaries

Proforma Financial Information

January 31, 2010

Page
Pro-Forma Consolidated Balance Sheets – January 31, 2010	2
Pro-Forma Consolidated Statements of Operations – for the three months ended January 31, 2010	4

Notes to Pro-forma (Unaudited) Consolidated Financial Statements	6

Fresh Harvest Products, Inc. and Subsidiaries
Pro-Forma Consolidated Balance Sheets
January 31, 2010
	Fresh Harvest	AC		Pro-forma	Pro-forma
	Products, Inc.	LaRocco, Inc.		Adjustments	Consolidated
	(A)	(B)
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash	$1,474	$-		$-	$1,474
Accounts receivable, net	25,823	-		-	25,823
Inventory	37,461	11,076		-	48,537
Total current assets	64,758	11,076		-	$75,834
Fixed assets
Equipment, net	32,757	8,330			41,087
Other assets
Goodwill	-	666,512		-	666,512
Total assets	$97,515	$685,918		$-	$783,433

LIABILITIES AND DEFICIENCY IN ASSETS
Current liabilities
Accounts payable, trade	$52,509	$50,750		$-	$103,259
Accrued expenses	588,955	-		-	588,955
Loans payable, related parties	538,038	-		-	538,038
Accrued wages and related taxes payable	477,103	-		-	477,103
Notes payable, current portion	381,936	68,100		-	450,036
Due to/from subsidiary	-	-	(1)	450,000
			(2)	(450,000)	-
Total current liabilities	2,038,541	118,850		-	2,157,391
Long-term notes payable, net of current	-	167,818		-	167,818
Total Liabilities	2,038,541	286,668		-	2,325,209
Commitments and Contingencies	-	-			-

Deficiency in assets
Preferred stock - no par value, 1,200,000 shares
authorized; zero issued and outstanding	-	-		-	-
Common stock - $0.0001 par value, 200,000,000 shares
authorized; 134,282,396 issued and outstanding	13,429	-		-	13,429
Additional paid in capital	2,806,861	450,000	(1)	(450,000)
			(2)	450,000	3,256,861
Asset Acquisition - fees	-	(50,750)		-	(50,750)
Accumulated deficit	(4,761,316)	-		-	(4,761,316)
Total deficiency in assets	(1,941,026)	399,250		-	(1,541,776)
Total liabilities and deficiency in assets	$97,515	$685,918		$-	$783,433

The financial information presented herein has been prepared by management without audit and/or review by independent certified public accountants
See accompanying notes to the proforma financial information

Fresh Harvest Products, Inc. and Subsidiaries
Pro-Forma Consolidated Statements of Operations
For the three months ended January 31, 2010

	Fresh Harvest	AC	Pro-forma	Pro-forma
	Products, Inc.	LaRocco, Inc.	Adjustments	Consolidated
	(A)	(C)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue, net	$17,889	$527,499	$-	$545,388
				-
Cost of goods sold	8,687	446,724	-	455,411

Gross profit	9,202	80,775	-	89,977

Operating expenses
Salaries and wages	36,000	5,262		41,262
Sales and marketing expenses	31,706	40,737	-	72,443
Legal and professional fees	80,940	-		80,940
General & administrative expenses	2,573	73,705	-	76,278

Total operating expenses	151,219	119,704	-	270,923

Income (loss) from operations	(142,017)	(38,929)	-	(180,946)

Other income (expenses)
Interest	(25,949)	(7,428)	-	(33,377)
Depreciation expense	(2,853)	(795)	-	(3,648)

Total other income (expenses)	(28,802)	(8,223)	-	(37,025)

Income (loss) before provision
for income taxes	$(170,819)	$(47,152)	$-	(217,971)

Provision for income taxes	-	-	-	-

Net income (loss)	$(170,819)	$(47,152)	-	$(217,971)

Basic and diluted earnings
(loss) per common share	$(0.004)	$(0.019)	$-	$(0.005)

Weighted average common shares
outstanding (basic and diluted)	44,220,821	2,434,000	(2,434,000)	44,220,821

The financial information presented herein has been prepared by management without audit and/or review by independent certified public accountants

See accompanying notes to the proforma financial information

FRESH HARVEST PRODUCTS, INC. AND SUBSIDIARIES

NOTES TO PRO-FORMA (UNAUDITED)

CONSOLIDATED FINANCIAL STATEMENTS

January 31, 2010

1.

BACKGROUND – PURCHASE AGREEMENT

On March 2, 2010, Take and Bake, Inc. d/b/a AC LaRocco Pizza Company (“Take and Bake”) entered into a purchase agreement wherein Take and Bake sold substantially all of its assets to Fresh Harvest Products, Inc. (“FRHV”)

The principal provisions of the purchase agreement include:

•

Purchase Price: $108,000 payable over 60 months at the rate of $1,800 per month; plus 15,000,000 shares of the FRHVs common stock and the assumption of certain liabilities.

•

Assets Purchased include: product inventory and supplies; office furniture, office equipment, computer equipment and other machinery and equipment; fixtures and leasehold improvements, trademarks, trademark applications, trade names, service marks, telephone numbers, contracts, leases, licenses, insurance policies, fidelity and contract bonds, and other assets related to the pizza business.

•

Assets Excluded include: cash and cash equivalents and judgments, as well as all receivables due the Company on March 2, 2010 (closing) or earned within 60 days of the closing; all checkbooks,  stubs,  books of account, ledgers  and accounting journals related to the Pizza operation; and accounts receivable resulting from litigation initiated by Take and Bake prior to the closing.

A copy of the purchase agreement is attached as Exhibit 10.1 filed with the SEC on April 30, 2010. The foregoing description of the purchase agreement is qualified in its entirety by reference to the full text of the exhibit to the Form 8-K.

2.

NOTES TO PRO-FORMA (UNAUDITED) CONSOLIDATED FINANCIAL STATEMENTS

NOTE A.

The financial information presented in the Pro-Forma Consolidated Balance Sheets as of January 31, 2010 and in the Pro-Forma Statements of Operations for the three months ended January 31, 2010 as they pertain to FRHV were derived from the Form 10-Q that FRHV filed with the SEC on March 22, 2010.

NOTE B.

The financial information presented in the Pro-Forma Consolidated Balance Sheets as of January 31, 2010 as they pertain to AC LaRocco, Inc. (“ACL”) was derived from the asset purchase agreement dated March 2, 2010 by and between FRHV and Take and Bake. ACL is a newly formed Delaware corporation that is a wholly-owned subsidiary of FRHV.  ACL owns all of the operating assets acquired by FRHV on March 2, 2010. The pro-forma financial information gives the effect of the asset acquisition as if the transaction had occurred on January 31, 2010; the last quarterly SEC reporting period for FRHV prior to March 2, 2010.

NOTE C.

The financial information presented in the Pro-Forma Consolidated Statements of Operations for the three months ended January 31, 2010 as they pertain to ACL are derived from the books and records of Take and Bake. This information is only being presented for pro-forma purposes.  Considering that the transaction on March 2, 2010 was an asset acquisition and not a reverse merger, no historical financial statements for Take and Bake will be presented in any consolidated financial statements for FRHV going forward from March 2, 2010.

3.

PRO-FORMA ADJUSTMENTS

ADJUSTMENT 1.

As part of the consideration paid under the March 2, 2010 purchase agreement, 15,000,000 shares of FRHV’s common stock is to be issued for total consideration of $450,000; the open/close and average stock price of FRHV, as quoted on the OTCBB, on March 2, 2010 was $0.03 per common share. This entry is to record the pending issuance of the 15,000,000 shares of FRHV’s common stock.

ADJUSTMENT 2.

This is the entry in consolidation to eliminate the due to/from subsidiary as of January 31, 2010 giving effect to the pending issuance of the 15,000,000 shares of FRHV’s common stock.